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                                 EXHIBIT 10.54


                               FOURTH AMENDMENT TO
                         AMENDED AND RESTATED PURCHASE,
                      CONSULTING AND DISTRIBUTION AGREEMENT


         This agreement (the "Amendment") constitutes the Fourth Amendment to the Amended and Restated Purchase, Consulting and Distribution Agreement, as amended (the "Amended and Restated Agreement"), with an effective date of October 1, 1992, by and between NATIONAL HEALTH ENHANCEMENT SYSTEMS, INC., a Delaware corporation ("NHES"), and MICROMEDEX, INC., a Delaware corporation ("MDX"). The Amendment and the Amended and Restated Agreement are hereinafter referred to as the "Agreement." Capitalized terms not otherwise defined herein shall have the same meanings as are assigned thereto in the Amended and Restated Agreement, except as the context otherwise requires.

         WHEREAS, the parties recognize that NHES is continuously investing in development and improvement of the HRIS Product, and they desire that NHES invest more heavily in the HRIS Product during the NHES fiscal years ending January 31, 1998, 1999 and 2000 (the "Development Term");

         WHEREAS, in order to encourage NHES to make such additional investments in the HRIS, MDX is willing to "co-invest" in such development and improvement activity by reducing the amount of license fees payable to MDX under the Agreement, as provided herein;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. DEVELOPMENT PLAN AND QUARTERLY REVIEW PROCESS. Using the form attached hereto as Exhibit A, NHES will deliver to MDX on a quarterly basis written proposals for specific uses of the Targeted Money (as defined below) to develop and improve the HRIS Product during the Development Term ("Proposals"). The Proposals shall be subject to MDX's approval, which will not be unreasonably withheld or delayed. If MDX has not, within 15 days after receipt of a Proposal either requested a meeting with NHES (which may be telephonic) within the next 15 days following such request, or objected in writing to the Proposal, the Proposal shall be deemed to be approved by MDX and NHES may proceed with the work described therein, funding the same with Targeted Money.

         2. TARGETED MONEY. MDX agrees to "invest" pursuant to this Amendment, by way of fee reductions as provided in Section 3 hereof, $64,326 for fiscal year ending January 31, 1997; $549,112 for fiscal year ending January 31, 1998; $404,017 for fiscal year ending January 31, 1999; and $427,874 for fiscal year ending January 31, 2000. Such amounts are defined herein as "Targeted Money".
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         3.  MDX INVESTMENT BY LICENSE FEE REDUCTIONS. Subject to Section 4
(RISK SHARING), the amounts otherwise payable to MDX by NHES under the Agreement shall be reduced by the amount of Targeted Money for the related fiscal year, as follows:

             License Fee Reduction            For FY Ending January 31,
             ---------------------            -------------------------

                   $ 64,326                            1997
                   $549,112                            1998
                   $404,017                            1999
                   $427,874                            2000

NHES shall use such Targeted Money solely for funding approved Proposals.

         4. RISK SHARING. The parties are entering into this Amendment on the express assumption that developing new and improved HRIS Product should result in more licenses of HRIS Products ("Units") than otherwise would have occurred. In order to share in the risk that the assumption may not prove to be true, the parties agree that the amount of Targeted Money payable under Section 3 for a fiscal year shall be reduced by an amount determined by multiplying (a) the "Projected Units" set forth below less the actual number of Units licensed by NHES during that fiscal year, times (b) the "Per Unit Amount" set forth below:

         For FY Ending January 31,     Projected Units      Per Unit Amount
         -------------------------     ---------------      ---------------

                  1998                     140                  $1,961
                  1999                     165                  $1,224
                  2000                     185                  $1,156

For example, if for the fiscal year ended January 31, 1999, NHES sold licenses for 150 Units, then the Target Money for that year ($404,017) would be reduced by $18,360 [165 (Projected Units) minus 150 (actual Units) times $1,224].

         5. INSPECTION RIGHTS. During the Development Term and for a period of no fewer than twelve (12) months following termination thereof, NHES agrees to permit MDX to inspect, during regular business hours and upon reasonable prior written notice, the relevant books and records of NHES for the purpose of ascertaining NHES's compliance with Sections 2, 3 and 4 of this Amendment.

         6. TERMINATION RIGHT. MDX shall have the right, but not the obligation, to terminate its obligations under this Amendment relating to fiscal years ending January 31, 1999 and 2000, upon delivery of at least thirty (30) days prior written notice of termination to NHES, provided that such termination shall not terminate any Proposal that has been approved by MDX or the related reduction of license fees otherwise owed to MDX under the Agreement.


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         7.  ENTIRE AGREEMENT. This Amendment modifies the Amended and Restated
Agreement. All terms and conditions of the Amended and Restated Agreement apply, including, but not limited to, Section 2 (Health Reference Information System Product Development) and Section 3 (Ownership & Indemnity), unless explicitly modified by this Amendment.

Dated as of April 10, 1997.


MICROMEDEX, INC.                       NATIONAL HEALTH ENHANCEMENT SYSTEMS, INC.



By /s/ Gregory J. Smith                By /s/ Earl E. Bray
   ---------------------------            ---------------------------
   Its CFO                                Its Chief Financial Officer